Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-273541 on Form F-10 of our report dated August 24, 2022 relating to the financial statements of New Pacific Metals Corp. appearing in the Annual Report on Form 40-F of New Pacific Metals Corp. for the year ended June 30, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
August 17, 2023